Exhibit 8.2

September 22, 2015

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

Ladies and Gentlemen:

We have acted as tax counsel for DARA BioSciences, Inc., a Delaware corporation (“Company”), in connection with the proposed mergers, as described in the Agreement and Plan of Merger (the “Agreement”), dated as of June 3, 2015, by and among Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Parent”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Secondary Merger Sub”), Company, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders of the Company. Pursuant to the Agreement, Merger Sub will first merge with and into Company with Company as the surviving entity (“Surviving Corporation”), whereby Common Stock (other than Common Stock held by stockholders who exercise appraisal rights, if any, and Parent and Merger Sub, if any) will be converted into the right to receive American Depositary Shares evidenced by American depositary receipts, which represent Parent Ordinary Shares, and the right to receive CVRs (the “Merger”). In the Merger, shares of stock of Merger Sub will be converted into shares of the Surviving Corporation. Immediately following the Merger, Parent will cause the Surviving Corporation to merge with and into Secondary Merger Sub (the “Secondary Merger” and together with Merger, the “Mergers”), the separate corporate existence of the Surviving Corporation will thereupon cease, and Secondary Merger Sub will continue as the surviving entity. The Mergers are also described in the registration statement on Form F-4, which includes the proxy statement/prospectus of Parent and Company, filed with the Securities and Exchange Commission on August 11, 2015 and subsequently amended on September 9, 2015 and September 22, 2015 (the “Registration Statement”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Agreement or in the Registration Statement.

You have requested our opinion concerning certain U.S. federal income tax consequences of the Mergers. For purposes of our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Mergers will be consummated in accordance with the terms of the Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Registration Statement and (ii) the Registration Statement is accurate and complete in all material respects. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

DARA

September 22, 2015

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

The legal conclusions contained under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, as they relate to the U.S. federal income tax matters associated with the Mergers, constitute and represent our opinion as to the material U.S. federal income tax consequences of the Mergers to the holders of shares of Company common stock described in the Registration Statement who exchange their shares of Company common stock for Parent Ordinary Shares, CVRs, and cash, if any, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Mergers other than those set forth in the Registration Statement and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is being furnished to you solely for the benefit of you and your stockholders in connection with the Mergers and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP